23.2 Consent of Armando C Ibarra C.P.A.,


Armando C. Ibarra, C.P.A.                    Members of the California
Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD              Members of the American Institute
of Certified Public Accountants

Members of the Better Business Bureau since 1997


January 12, 2004


To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our audited report of March 4, 2003, on the financial statements of Up & Down Video, Inc., as of December 31, 2002 and 2001, in SB-2 or in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly your


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ARMANDO C. IBARRA, C.P.A.